Exhibit 99.3

Schedule 99.3

Execution Version

SHAREHOLDERS AGREEMENT

by and between

ESSENTIAL UTILITIES, INC.

and

CPP Investment Board PMI-2 Inc.

Table of Contents

Schedule 1 -	Securities to be Purchased by the Investor Pursuant to the Stock Purchase Agreement

Appendix A -	Designated Person Criteria

 i

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”), dated as of March 16, 2020, is entered into by and between Essential Utilities, Inc. (formerly known as Aqua America, Inc.), a Pennsylvania corporation (the “Company”), and CPP Investment Board PMI-2 Inc. (the “Investor”), a federal Canadian corporation and an affiliate of Canada Pension Plan Investment Board, a federal Canadian Crown corporation (“CPPIB”). The Investor and any other party that may become a party hereto pursuant to Section 17(a) are referred to collectively as the “Holders” and individually each as a “Holder”.

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement by and between the Company and CPPIB, and assigned by CPPIB to the Investor, executed on March 29, 2019 (the “Stock Purchase Agreement”), the Investor will purchase the number of shares of Common Stock set forth on Schedule 1 attached hereto; and

WHEREAS, as a condition to the Investor’s obligation to consummate the Investment (as defined below) contemplated by the Stock Purchase Agreement, the Company has agreed to grant to the Investor certain rights with respect to their shares as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.             Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.

“5% Beneficial Ownership Requirement” means that the Investor continues to beneficially own shares of Common Stock that are eligible to vote that represent, in the aggregate, at least 5% of the then outstanding Common Stock (but excluding for this purpose any attribution of ownership of securities held by persons who are not Affiliates of the Investor). Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“9.99% Exception” has the meaning specified in Section 14(a).

“Acquisition” means the acquisition by the Company of all of the issued and outstanding limited liability company membership interests of the Target pursuant to the terms and conditions of the Purchase Agreement.

“Acquisition Seller” means LDC Parent LLC, a Delaware limited liability company.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (a) would be required to be made in any registration statement filed with the Commission by the Company so that such registration statement would not be materially misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; it being understood that with respect to the Investor or any of its Affiliates, “Affiliate” does not include any Portfolio Company. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. or Toronto, Ontario, Canada are authorized or obligated to close or be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Holder, is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of Voting Stock of the Company, other than as a result of a transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the Company or its Parent Entity immediately following such transaction; or

(b) (i) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, (ii) the sale, transfer or lease of all or substantially all the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of transactions, to another Person (other than to a subsidiary or a Person that becomes a subsidiary of the Company), or (iii) any recapitalization, reclassification or other transaction, and in each case in which all or substantially all of the Voting Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, for purposes of this definition, (i) a Person or group shall not be deemed to have beneficial ownership of Voting Stock securities (x) subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement or (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement, (ii) if any group (other than a Holder) includes one or more Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent having a majority of the aggregate votes on the board of directors of such parent.

“Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” means the date of the Closing.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $.50 per share.

“Company” has the meaning specified in the preamble.

“Company Debt Refinancing” means the redemption in connection with the Acquisition of certain outstanding notes of the Company, in an aggregate principal amount not expected to exceed $400 million.

“Company Subsidiary” means any Subsidiary of the Company; provided, that, for the avoidance of doubt, such term shall not include the Target or any of its subsidiaries.

“Confidential Information” means any non-public information furnished by the Company to the Investor or its Affiliates on or after the date of the Confidentiality Agreement in connection with the Investment or the Investor’s rights pursuant to this Agreement, whether in written, oral or electronic form; provided, that oral disclosure of Confidential Information to the Investor will be considered confidential only if identified as confidential prior to disclosure to the Investor and/or subsequently reduced to writing (including, for this and any other purpose related to this Agreement that may require a “writing” or that something be in “written” form, via electronic mail). Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, computer programs, source code, programmers’ notes, testing methods, business, commercial or financial information, research and development activities, product and marketing plans, and customer and supplier information.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of January 7, 2019, by and between CPPIB and the Company.

“CPPIB Board Nominee” has the meaning set forth in Section 2(a).

“CPPIB Board Representative” has the meaning set forth in Section 2(a).

“Director” means a member of the Board.

“Designated Person” means one or more employees of the Investor that meet the criteria set forth in Appendix A hereto.

“Effectiveness Period” has the meaning set forth in Section 4(b).

“Equity Offering” means one or more public offerings or private placements of Equity Securities of the Company, consummated subsequent to the date hereof to fund a portion of the purchase price of the Acquisition and/or the Company Debt Refinancing, and in each case, the payment of certain fees and expenses related thereto.

“Equity Securities” means equity securities, including securities convertible or exchangeable into, exercisable or settleable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar securities.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Issuance” means the issuance of (i) Equity Securities (including upon exercise or settlement of Equity Securities) to directors, officers, employees, consultants or other agents of the Company as approved by the Board, (ii) Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan, dividend reinvestment plan, direct stock purchase plan or similar benefit plan, program or agreement as approved by the Board, (iii) Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the Commission) or other merger or consolidation or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (iv) Equity Securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its subsidiaries (other than an issuance the primary purpose of which is the provision of financing), (v) shares of a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (vi) securities of a joint venture, (vii) Equity Securities pursuant to any Equity Offering or (viii) Equity Securities in connection with a registered public offering, including any “at-the-market” offering, or a bona fide marketed offering pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act, other than Equity Securities issued in connection with a registered public offering (but excluding any “at-the-market” offering) if (x) in the case of an offering of Common Stock, the aggregate number of shares contemplated to be issued exceeds 7.5% of the then outstanding number of shares of Common Stock or (y) in the case of Equity Securities other than Common Stock, the aggregate number of shares issuable upon conversion, exchange, exercise or settlement of such Equity Securities exceeds 7.5% of the then outstanding number of shares of Common Stock (such issuances, an “Eligible Registered Equity Issuance”).

“Extraordinary Transaction” has the meaning set forth in Section 14(a).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board, or an authorized committee thereof; provided, that with respect to any security or other property with a Fair Market Value of more than $50,000,000, using an Independent Financial Advisor to provide a valuation opinion.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, its subsidiaries or any of their respective properties.

“Holders” means the Investor and any Affiliates of the Investor that become holders of Registrable Securities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing.

“Interruption Period” has the meaning set forth in Section 8.

“Investment” has the meaning set forth in the recitals of the Stock Purchase Agreement.

“Investor” has the meaning specified in the preamble.

“Judgment” has the meaning set forth in Section 2(d).

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lock-Up Period” has the meaning set forth in Section 12(a).

“Nomination Right” has the meaning set forth in Section 2(b).

“Nomination Right Expiry” has the meaning set forth in Section 2(b).

“Notice Date” has the meaning set forth in Section 3(b).

“NYSE” means The New York Stock Exchange, Inc.

“Offering Persons” has the meaning set forth in Section 8(m).

“Operative Documents” means, collectively, this Agreement, the Stock Purchase Agreement and any amendments, supplements, continuations or modifications thereto.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned subsidiary.

“Participation Notice” has the meaning set forth in Section 3(b).

“Participation Portion” has the meaning set forth in Section 3(a)(2).

“Permitted Recipients” has the meaning specified in Section 15(a).

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Piggyback Notice” has the meaning set forth in Section 7(a).

“Piggyback Offering” has the meaning set forth in Section 7(b).

“Piggyback Registration Statement” has the meaning set forth in Section 7(a).

“Piggyback Request” has the meaning set forth in Section 7(a).

“Portfolio Companies” means the Investor’s or its Affiliates’ operating or portfolio companies, investment funds or vehicles, or investee companies.

“Proposed Announcement Date” has the meaning set forth in Section 3(a)(1).

“Proposed Securities” has the meaning set forth in Section 3(a)(1).

“Purchase Agreement” means the Purchase Agreement by and between Acquisition Seller and the Company, dated as of October 22, 2018.

“Purpose” has the meaning specified in Section 15(a).

“Quarterly Blackout Period” means any regular quarterly “blackout” period with respect to offerings by the Company’s Directors and officers of securities of the Company as determined by the Company pursuant to its reasonable policies in effect at the time.

“Registrable Securities” means (i) the shares of Common Stock issued to the Investor pursuant to the Stock Purchase Agreement, (ii) any shares of Common Stock acquired pursuant to exercise of a pre-emptive right pursuant to Section 3, and (iii) any securities issued or issuable with respect to the shares described in clauses (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision), (C) such securities are eligible to be sold by the holder thereof pursuant to Rule 144 without restriction or limitation thereunder on volume or manner of sale (other than restrictions imposed hereunder) in the reasonable opinion of counsel to the Company or (D) such securities have been sold in a private transaction (other than to an Affiliate of the Investor who assumes Registration Rights under this Agreement in accordance with Section 17(a)).

“Registration Rights” means the rights of the Investor set forth in Section 4, Section 5, Section 6 and Section 7, which rights are subject to Section 8, Section 9, Section 10 and Section 11.

“Remedial Action” means any and all actions required to complete lawfully the transactions contemplated by this Agreement and the Shareholders Agreement, including by (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Authority (including responding to any “second request” for additional information or documentary material under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as promptly as reasonably practicable), (ii) causing the prompt expiration or termination (including requesting early termination and/or approvals thereof) of any applicable waiting period and clearance or approval by any relevant Governmental Authority, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Authority preventing consummation of the transactions, (iii) making any necessary post-Closing filings, or (iv) taking such other actions as may be required by a Governmental Authority.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Resale Shelf Registration Statement” has the meaning set forth in Section 4(a).

“Restricted Issuance Information” has the meaning set forth in Section 3(a)(2).

“Restricted Securities” has the meaning set forth in Rule 144.

“Routine Non-Targeted Regulatory Examinations” has the meaning specified in Section 15(b).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 6.

“Shelf Registration Statement” means the Resale Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

“Stock Purchase Agreement” has the meaning specified in the recitals.

“Subsequent Holder Notice” has the meaning set forth in Section 4(e).

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 4(c).

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which fifty percent (50%) or more of the right to distributions or total voting power of shares or other voting or economic securities or interests outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner or managing member.

“Suspension Period” has the meaning set forth in Section 9.

“Take-Down Notice” has the meaning set forth in Section 6.

“Target” means LDC Funding LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquisition Seller.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise, including by or through any derivative), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person.

“Underwritten Offering” has the meaning set forth in Section 5(a).

“Underwritten Offering Notice” has the meaning set forth in Section 5(a).

“Voting Stock” means (a) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

Section 2.             Nomination Rights.

(a)               The Company, through the Board, shall take all necessary action to appoint, or nominate and recommend for election, as applicable, an individual designated in writing by the Investor (the “CPPIB Board Nominee”) to the Board such that the CPPIB Board Nominee is appointed or elected to the Board effective as of the first Board meeting following the Closing Date, subject to the satisfaction of the provisions of Section 2(d) by such CPPIB Board Nominee by such time (the CPPIB Board Nominee upon appointment or election, the “CPPIB Board Representative”).

(b)               After the initial appointment or election, as applicable, of the CPPIB Board Representative pursuant to Section 2(a), the Investor shall have the right to designate a CPPIB Board Nominee for appointment, or nomination or recommendation for election, to the Board (a “Nomination Right”) at any time that the Investor satisfies the 5% Beneficial Ownership Requirement. If the Investor ceases to satisfy the 5% Beneficial Ownership Requirement and continues not to satisfy such requirement for the later of (i) 180 days thereafter and (ii) the date of the next proxy statement relating to the annual meeting of shareholders of the Company (a “Nomination Right Expiry”), at the request of the Company, the Investor shall cause the CPPIB Board Representative to resign from the Board, and the CPPIB Board Representative shall resign from the Board. If a Nomination Right Expiry occurs, the Investor shall have no further Nomination Right under this Agreement. So long as the Investor has a Nomination Right, the Company, through the Board, shall take all necessary action to nominate and recommend the CPPIB Board Nominee for election to the Board in the proxy statement relating to the annual meeting of shareholders of the Company, subject to the provisions of Section 2(d).

(c)               So long as the Investor has a Nomination Right, the Investor shall have the power to designate the CPPIB Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Director during such Director’s term of office. Such replacement CPPIB Board Representative shall be subject to the provisions of Section 2(d). The Company shall use its commercially reasonable efforts to cause such replacement CPPIB Board Representative to fill such vacancy.

(d)               The Company’s obligations to appoint, or nominate or recommend for election, a CPPIB Board Nominee to the Board as the CPPIB Board Representative shall be subject to such CPPIB Board Nominee’s satisfaction of all requirements regarding service as (i) an independent Director and (ii) an independent member of the audit committee of the Board, in each case, under applicable Law and stock exchange rules regarding service as a Director and all other criteria and qualifications for service as a Director applicable to all Directors and the Company’s consent (such consent not be unreasonably withheld or delayed); provided, that in no event shall such CPPIB Board Nominee’s relationship with the Investor or its Affiliates (or any other actual or potential lack of independence resulting therefrom), in and of itself, be considered to disqualify such CPPIB Board Nominee from being a member of the Board pursuant to this Section 2(d). The Investor will cause the CPPIB Board Nominee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the CPPIB Board Nominee’s eligibility and qualification to serve as a Director of the Company, consistent with the Board’s practices with respect to director candidates generally. No CPPIB Board Nominee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any outstanding order, judgment, injunction, ruling writ or decree of any Governmental Authority (“Judgment”) prohibiting service as a director of any public company. For the avoidance of doubt, if any CPPIB Board Nominee designated by the Investor does not satisfy the requirements to serve as a Director set forth in this Section 2(d), then the Investor shall have the right to designate an alternative CPPIB Board Nominee for appointment, or nomination and recommendation for election, to the Board. As a condition to a CPPIB Board Nominee’s appointment to the Board or nomination for election as a Director at any meeting of shareholders of the Company at which directors are to be elected, as applicable, the Investor and the CPPIB Board Nominee must provide to the Company:

(1)               all information requested by the Company that is required to be or is customarily disclosed for Directors, candidates for Directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company’s Articles of Incorporation and Bylaws or corporate governance guidelines, in each case, relating to the CPPIB Board Nominee’s election as a Director or the Company’s operations in the ordinary course of business;

(2)               all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to all Directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the CPPIB Board Nominee’s nomination or election, as applicable, as a Director or the Company’s operations in the ordinary course of business; and

(3)               an undertaking in writing by the CPPIB Board Nominee that, as the CPPIB Board Representative, he or she shall be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other Directors; provided, that no such code of conduct shall restrict any Transfer of securities by the Investor or its Affiliates (other than with respect to the CPPIB Board Nominee solely in his or her individual capacity) except as provided herein, and the Company’s Director share ownership guidelines shall not apply to the CPPIB Board Nominee.

(e)               The Company shall use its commercially reasonable efforts to support the election of the CPPIB Board Nominee so long as the Investor has a Nomination Right and the CPPIB Board Nominee satisfies all requirements and qualifications set forth in Section 2(d) (it being understood that such efforts will be substantially similar to the efforts used by the Company to obtain the election of any other nominee nominated by it to serve as a Director). In the event that the CPPIB Board Nominee that is nominated and recommended for election by the Company is not elected at the meeting of the shareholders of the Company, the Company shall take the necessary corporate action so that the Board shall adopt resolutions increasing the authorized number of directors constituting the Board by one and appoint an alternative CPPIB Board Nominee as a Director at the subsequent meeting of the Board following the designation by the Investor of such alternative CPPIB Board Nominee; provided, for the avoidance of doubt, that such alternative CPPIB Board Nominee shall not be elected at the meeting of the Board immediately following such meeting of the shareholders; provided, further, for the avoidance of doubt, that any such alternative CPPIB Board Nominee shall have satisfied the requirements of Section 2(d).

(f)                The CPPIB Board Representative shall be entitled to the same rights, and shall be bound by the same duties and obligations, except as provided by Section 2(d)(3), as other non-management members of the Board. The Board will consider the CPPIB Board Representative for membership on the Board’s committees in accordance with its usual practices.

(g)               So long as the Investor both has a CPPIB Board Representative and satisfies the 5% Beneficial Ownership Requirement, the CPPIB Board Representative shall be entitled to, and the Company shall take such necessary corporate action to enable the CPPIB Board Representative to, share with any Designated Person any materials and information that the CPPIB Board Representative receives in connection with its service as a Director; provided, that (i) the CPPIB Board Representative and any such Designated Person shall comply with the Company’s insider trading policies and confidentiality obligations set forth in Section 15 of this Agreement and (ii) such materials and information shall include such redactions, as the Company in its sole discretion determines are necessary (x) in accordance with applicable Law or (y) on the advice of counsel, to prevent (1) destruction of any legal privilege or (2) violations of any of the Company’s obligations with respect to confidentiality to third parties (if the Company shall have used reasonable best efforts to obtain the consent of such third party to such disclosure).

Section 3.             Pre-emptive Rights.

(a)               So long as the Investor satisfies the 5% Beneficial Ownership Requirement, if the Company proposes to issue Equity Securities, other than in an Excluded Issuance, then the Company shall:

(1)               provide written notice to the Investor no less than five Business Days prior to the planned announcement of such issuance (the date of such planned announcement, the “Proposed Announcement Date”), setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (B) the anticipated price and other terms of the proposed sale of such securities (including the type of offering of the Proposed Securities) and (C) the amount of such securities proposed to be issued; provided, that following the delivery of such notice, the Company shall deliver to the Investor any such information the Investor may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been and will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(2)               offer to issue and sell to the Investor, upon full payment by the Investor, on such terms as the Proposed Securities are to be issued a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor beneficially owns on an as converted basis, but excluding for this purpose any attribution of ownership of securities held by persons who are not Affiliates of the Investor by (B) the total number of shares of Common Stock then outstanding on an as-converted basis (in each case, the as-converted basis shall be calculated using the maximum number of shares issuable under outstanding Equity Securities; such percentage, an Investor’s “Participation Portion”); provided, however, that, the Company shall not be required to offer to issue or sell to the Investor the portion of the Proposed Securities that would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of NYSE or any other securities exchange or any other applicable Law to the extent such shareholder approval would not otherwise be required in connection with such proposed issuance or any contemporaneous transaction; provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Investor pursuant to Section 3(a)(1), which notice shall include a description of the Proposed Securities (including the number thereof) that would require shareholder approval in respect of the issuance thereof (the “Restricted Issuance Information”).

(b)               The Investor will have the option, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold by the Company to the Investor, which notice (a “Participation Notice”) must be given no less than three Business Days prior to the Proposed Announcement Date (the “Notice Date”). If the Company offers two or more securities in units to the other participants in the offering, the Investor must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. For the avoidance of doubt, in the event the Investor provides a Participation Notice in accordance with this Section 3(b) for an Eligible Registered Equity Issuance, then the Investor must also provide a “market order” in connection with such Participation Notice, as part of any bookbuilding of such offering, and upon closing of such offering, the Investor shall be allocated and required to purchase the Equity Securities set forth in its Participation Notice through the closing procedures otherwise provided for in such Eligible Registered Equity Issuance. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, for any issuance other than an Eligible Registered Equity Issuance, that the closing of any purchase by any such Investor may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority, and in such event, pursuant to Section 13(a), the Company shall use its commercially reasonable efforts to cooperate with the Investor to obtain any such required approvals. If the Investor does not deliver a Participation Notice on or before the Notice Date, the Company will be free to sell such Proposed Securities that the Investor has not elected to purchase during the 90 days following the Notice Date on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor in the notice delivered in accordance with Section 3(a). Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to issue or sell to the Investor pursuant to this Section 3; provided, that the Company shall not be required to reoffer to the Investor the portion of the Proposed Securities that would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of NYSE or any other securities exchange or any applicable Law to the extent such shareholder approval would not otherwise be required in connection with such proposed issuance.

(c)               The election by the Investor not to exercise its subscription rights under this Section 3 in any one instance shall not affect their right as to any subsequent proposed issuance.

(d)               Notwithstanding anything in this Section 3 to the contrary, the Company will not be deemed to have breached this Section 3 if not later than ten Business Days following the issuance of any Proposed Securities in contravention of this Section 3, the Company or the transferee of such Proposed Securities offers to sell a portion of such Equity Securities or additional Equity Securities of the type(s) in question to the Investor such that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, the Investor will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Sections 3(a) and 3(b).

(e)               In the case of an issuance subject to this Section 3 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.

Section 4.             Registration Statement.

(a)               Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file no later than fifteen Business Days from the last date of the Lock-Up Period, a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S-3 (except, if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor) (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the Commission as promptly as is reasonably practicable after the filing thereof.

(b)              Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

(c)               If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor.

(d)               The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration statement form used by the Company for such Shelf Registration Statement.

(e)               If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”):

(1)               if required and permitted by applicable Law, file with the Commission a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable Law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 90-day period;

(2)               if, pursuant to Section 4(e)(1), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(3)               notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 4(e)(1).

Section 5.             Underwritten Offering.

(a)               Subject to any applicable restrictions on Transfer in this Agreement or otherwise, the Investor may, after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration Statement, is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $200,000,000, (ii) launch (A) more than one Underwritten Offering at the request of the Holders within any 365 day-period or (B) more than three Underwritten Offerings at the request of the Holders in the aggregate or (iii) launch or close an Underwritten Offering within any Quarterly Blackout Period.

(b)               In the event of an Underwritten Offering, the Holders participating in such Underwritten Offering shall, following consultation with the Company, select the managing underwriter(s) to administer the Underwritten Offering; provided, that the choice of such managing underwriter(s) shall be subject to the consent of the Company (such consent not to be unreasonably withheld or delayed). The Company, the Investor and the Holders of Registrable Securities participating in an Underwritten Offering will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.

(c)               The Company will not include in any Underwritten Offering pursuant to this Section 5 any securities that are not Registrable Securities without the prior written consent of the Investor. If the managing underwriter or underwriters advise the Company and the Investor in writing that in its or their good faith opinion, the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) requested to be included in the Underwritten Offering exceeds the number of securities which can be sold in such offering in light of market conditions without having an adverse effect on the success of such offering (including the price at which the securities can be sold), the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated among such Holders on such basis as determined by the Investor in its sole discretion, and (ii) second, any other securities of the Company that have been requested to be so included.

Section 6.             Take-Down Notice.

Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if the Investor delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall, subject to the other applicable provisions of this Agreement, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering; provided, that (i) no more than one Take-Down Notice may be delivered per quarter and (ii) the Holders may not, without the Company’s prior written consent, launch or close a Shelf Offering during a Quarterly Blackout Period or Suspension Period.

Section 7.             Piggyback Registration.

(a)               Following the expiration of the Lock-Up Period, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock or securities convertible into, or exchangeable, exercisable or settleable for, Common Stock, whether or not for sale for its own account (other than a (i) registration statement on Form S-4, Form S-8 or any successor forms thereto, or (ii) registration statement otherwise filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan) (each, a “Piggyback Registration Statement”), then the Company shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than five Business Days prior to the filing date (the “Piggyback Notice”) to the Investor on behalf of the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request. Subject to Section 7(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within four Business Days after the date of the Piggyback Notice. Unless the Piggyback Registration Statement is governed by Section 4, the Company shall not be required to maintain the effectiveness of any Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of all Registrable Securities included in such registration statement.

(b)               If any of the securities to be registered pursuant to a Piggyback Registration Statement are to be sold in an underwritten offering (a “Piggyback Offering”), the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of Capital Stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such Piggyback Offering advise the Company in writing that in its or their good faith opinion the number of securities requested to be included in such Piggyback Offering (including by the Company) exceeds the number of securities which can be sold in such offering in light of market conditions without having an adverse effect on the success of such offering (including the price at which the securities can be sold), the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company for its own account; (ii)  second, (x) the Registrable Securities of the Holders and (y) other registrable securities of any other holders pursuant to other registration rights agreements, in each case, that have requested to participate in such underwritten offering, allocated (w) pro rata among the Holders, in aggregate, and the holders on the basis of the percentage of the applicable securities requested to be included in such offering by such Holders and holders and (y) among the Holders on such basis as determined by the Investor in its sole discretion; (iii) third, any other securities of the Company that have been requested to be included in such offering; provided, that Holders may, prior to the earlier of the (a) effectiveness of the Piggyback Registration Statement and (b) the time at which the offering price or underwriter’s discount is determined with the managing underwriter or underwriters, withdraw their request to be included in such Piggyback Offering.

Section 8.             Registration Procedures.

Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Section 4, Section 5, Section 6 or Section 7, the Company will:

(a)               use commercially reasonable efforts to cause any such registration statement to remain effective for a period of the distribution contemplated thereby, or, in the case of a Shelf Registration Statement, for three years (or such shorter period in which all of the Registrable Securities of the Holders cease to be Registrable Securities) in accordance with the applicable provisions of this Agreement;

(b)               prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Investor’s intended method of distribution set forth in such registration statement for such period;

(c)               furnish to the Investor’s legal counsel copies of the registration statement and the prospectus included therein (including each preliminary prospectus) proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement;

(d)               if requested by the managing underwriter or underwriters, if any, or the Investor, promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Investor may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 8(d) that are not, in the opinion of counsel for the Company, in compliance with applicable Law;

(e)               in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Holders and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, term sheet and final prospectus, as applicable, as the Holders or such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(f)                as promptly as reasonably practicable notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing (which, for the avoidance of doubt, shall commence a Suspension Period), and, subject to Section 9, as promptly as is reasonably practicable, prepare and file with the Commission a supplement or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or file any other required document and at the request of the Investor, furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(g)               use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Investor; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (ii) take any action that would subject it to general service of process in any such jurisdictions;

(h)               in the event that the Registrable Securities are being offered in a public offering, enter into an underwriting agreement, a placement agreement or equivalent agreement customary for a transaction of that nature, in each case in accordance with the applicable provisions of this Agreement, and take all such other actions reasonably requested by the Holders of the Registrable Securities being sold in connection therewith (including any reasonable actions requested by the managing underwriters, if any) to facilitate the disposition of such Registrable Securities, including furnishing the underwriters with a letter dated the date of such underwriting agreement, placement agreement or equivalent agreement from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, placement agents or equivalent parties; provided, however, that in no event will the Company be required to enter into a holdback agreement;

(i)                 in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support reasonable and customary marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts);

(j)                 use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) a letter dated such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(k)               in the event that the Registrable Securities covered by such registration statement are shares of Common Stock, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(l)                 provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(m)             in connection with a customary due diligence review, make available for inspection by the Investor, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Investor or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such registration statement to exercise its due diligence responsibility; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by Law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the Commission), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to clauses (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of clause (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(n)               cooperate with the Investor and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the Commission; and

(o)               as promptly as is reasonably practicable notify the Investor (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or other federal or state Governmental Authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any document contemplated by Section 8(f) relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 8(f), 8(o)(ii) or 8(o)(iii), the Investor shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Investor is advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Investor shall use commercially reasonable efforts to return, and cause the Holders to return, to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. The Company will use its commercially reasonable efforts to update and correct any statements or omissions, to respond to requests by the Commission or any other federal or state Governmental Authority or to remove entry into any stop order, as applicable. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof.

Section 9.             Suspension.

The Company shall be entitled, on up to two occasions in any twelve month period, for a period of time not to exceed 75 days in the aggregate in any twelve month period (any such period a “Suspension Period”), to (x) defer registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and/or registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, in each case if the Company delivers to the Investor a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. The Investor shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 8(m). If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or Take-Down Notice or requires the Investor or the Holders to suspend any Underwritten Offering, the Investor shall be entitled to withdraw such Underwritten Offering Notice and if it does so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 5.

Section 10.          Expenses.

The Company shall bear all the expenses in connection with any registration statement under this Agreement, other than (i) the fees, commissions and discounts of the underwriters, brokers and dealers, (ii) the fees and expenses of counsel engaged by the Holders and the underwriters and (iii) transfer taxes payable on the sale of Common Stock.

Section 11.         Additional Provisions Regarding Registration Rights.

(a)               Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and the Investor shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company or its representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the timeliness of the Company’s obligations under Section 4, Section 5, Section 6 and Section 7 is conditioned on the timely provision of any information required from such Holder or Holders for such registration; provided, that the Holder or Holders, as applicable, are provided with a reasonable period of time in which to provide such information. Such Holder or Holders shall comply with the following:

(1)               such Holder or Holders will, and will use their commercially reasonable efforts to cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will use their commercially reasonable efforts to cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable Law to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(2)               during such time as such Holder or Holders may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and will use their commercially reasonable efforts to cause their respective Affiliates to, comply with all Laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such Laws, will, and will use their commercially reasonable efforts to cause their respective Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such Laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement; and (iii) if required by applicable Law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(3)               such Holder or Holders shall, and they shall use their commercially reasonable efforts to cause their respective Affiliates to, (i) supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (ii) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including questionnaires; and

(4)               on receipt of any notice from the Company of the occurrence of any of the events specified in Section 8(f) or Sections 8(o)(ii) or 8(o)(iii), or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall use their commercially reasonable efforts to cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering, sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable Law.

(b)               Rule 144. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(1)               make and keep available “adequate current public information”, as such term is understood and defined in Rule 144 (or any successor provision), at all times after the date of this Agreement; and

(2)               furnish to the Holder upon written request a written statement by the Company as to its compliance with the foregoing requirements and such other information as may be reasonably requested by any Holder in availing itself of any rule or regulation of the Commission which permits the selling of any securities without registration.

(c)               Removal of Legend. The Company agrees to take all steps necessary to promptly effect the removal of the legend (other than any clauses in such legend with respect to the transfer and other restrictions set forth in this Agreement to the extent that they have not expired) upon (i) receipt by the Company of a written request of any Holder and an opinion of counsel and other documentation reasonably requested to determine that the restrictive legend on such Holder’s shares of Common Stock as set forth in Section 4.7 of the Stock Purchase Agreement is no longer required under the Securities Act and applicable state securities laws, (ii) registration of a Holder’s shares of Common Stock pursuant to an effective registration statement under the Securities Act or (iii) transfer of a Holder’s shares of Common Stock pursuant to Rule 144. The Company shall bear all costs associated with removal of the legend, regardless of whether such removal is in connection with a sale or otherwise. In connection with a requested sale of a Holder’s shares of Common Stock pursuant to Rule 144, the Investor or its broker shall deliver to the Company’s transfer agent and the Company a broker representation letter and other documentation reasonably requested to provide the Company any information it deems necessary to determine that such sale of Common Stock is in compliance with Rule 144.

(d)               Investor Holdback Agreement. If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Investor that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an offering exempt from or not subject to the registration requirements under the Securities Act and provides the Investor and each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 7, the Investor and each Holder shall for so long as such Investor satisfies the 5% Beneficial Ownership Requirement, if requested by the managing underwriter or underwriters, enter into a customary (it being understood and agreed that a lock-up extending for greater than 90 days shall not be considered customary) “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus or offering memorandum pursuant to which such offering may be made and continuing until the date on which the Company’s “lock-up” agreement with the underwriters in connection with the offering expires.

Section 12.         Transfer Restrictions and Lock-up.

(a)               Until the earlier of (i) the 15-month anniversary of the Closing Date and (ii) a Change of Control (the “Lock-Up Period”), the Investor shall not Transfer any Registrable Securities without the Company’s prior written consent.

(b)               Notwithstanding Section 12(a), the Investor shall be permitted from time to time to Transfer any portion or all of its Registrable Securities:

(1)               to one or more of Investor’s Affiliates or any of Investor’s or Investor’s Affiliates’ managed funds; and

(2)               with the Company’s prior written consent (such consent not to be unreasonably withheld), to “long only” investment funds (provided, for the avoidance of doubt, that such investment funds (i) do not have a history of engaging in, or a publicly stated intent to engage in, an “activist” strategy or (ii) have not privately disclosed to the Investor an intent to engage in an “activist” strategy with respect to the Company).

(c)               Any attempted Transfer in violation of this Section 12 shall be null and void ab initio.

Section 13.         Certain Covenants.

(a)               At any time, if the Investor beneficially owns, or would own as a result of one or more contemplated transactions, in each case solely as permitted pursuant to and in compliance with Section 14, 10.0% or more of the Common Stock, the Company shall, at the Investor’s request, use commercially reasonable efforts to cooperate with the Investor to address the Investor’s applicable regulatory requirements solely related to its beneficial ownership of 10.0% or more of the Common Stock (including, if requested by the Investor, cooperating in obtaining any required regulatory approvals). For the avoidance of doubt, the Investor shall be responsible for any reasonable, documented out-of-pocket expenses related to the Company’s cooperation pursuant to this Section 13(a); provided, that to the extent that the Investor would beneficially own 10.0% or more of the Common Stock due to any action or contemplated transaction by the Company, the Company shall be responsible for all such expenses related to the Company’s cooperation pursuant to this Section 13(a). In the event of any change in applicable Law to the threshold triggering the Investor’s regulatory obligations, the 10.0% threshold used in this Section 13(a) shall be adjusted accordingly.

(b)               Upon the Investor’s request for information from the Company in connection with the Investor’s obligation to file any document with, or make disclosure to, a Governmental Authority under applicable Laws, the Company will use its commercially reasonable efforts to cooperate with the Investor to promptly provide the requested information.

(c)               The Company agrees that it will cooperate with the Investor and use reasonable efforts to provide such information or certifications as may reasonably be required by the Investor in the event the Investor makes an application to the Ontario Securities Commission for a discretionary order providing a prospectus exemption from applicable Canadian securities laws to facilitate the resale of the Investor’s shares of Common Stock.

(d)               In the event that a Governmental Authority requires the Company to undertake a Remedial Action that would materially restrict or prohibit any of the Investor’s rights under this Agreement, the Company shall, in cooperation with the Investor, use its reasonable best efforts to cure such restriction or prohibition.

(e)               Each of the undertakings of this Section 13 shall terminate if the Investor no longer has a Nomination Right.

Section 14.         Standstill.

(a)               Until the later of (i) two years from the Closing Date and (ii) the date on which (x) the Investor no longer satisfies the 5% Beneficial Ownership Requirement and (y) there is no CPPIB Board Representative or CPPIB Board Nominee, the Investor’s Active Equities Group shall not, without the prior written consent or invitation of the Board, as applicable, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any loans, debt securities, equity securities, assets or rights to acquire any securities (or any other beneficial ownership thereof), or materially all of the assets, of the Company, (B) any merger or other business combination or tender or exchange offer involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of the Company Subsidiaries or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote or otherwise with respect to any voting securities of the Company, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Exchange Act, (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company, (iv) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or encourage, any third party with respect to any of the matters set forth in this Section 14(a), or make any investment in any other person that engages, or offers or proposes to engage, in any of such matters (it being understood that, without limiting the generality of the foregoing, the Investor shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to the Company), (v) take any action which might cause or require the Company or the Investor to make a public announcement regarding any of the types of matters set forth in this Section 14(a); or (vi) disclose any intention, plan or arrangement inconsistent with this Section 14(a) (each of (i), (ii), (iii), (iv), (v) and (vi), an “Extraordinary Transaction”).

(b)               Notwithstanding the foregoing, Section 14(a) shall not in any way restrict, prohibit, or apply to any actions taken by the Investor’s Active Equities Group to:

(i)                 acquire, or otherwise participate in the acquisition of, any loans, debt securities, Equity Securities, assets or rights to acquire any securities (or any other beneficial ownership thereof) which in the aggregate, represent not more than 9.99% of the issued and outstanding Common Stock (the “9.99% Exception”); or

(ii)              effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any Extraordinary Transaction, which has been previously publicly announced as having been approved, recommended or consented to by the Board; or

(iii)            From the date of public announcement of or public disclosure of commencement of: (A) the entering into of a definitive agreement with the Company contemplating the acquisition of 20% or more of the Common Stock of the Company; or (B) the entering into of a definitive agreement with respect to any merger, asset purchase and sale or other business combination transaction involving the Company, or an intention to make an offer to the Company to undertake such a transaction, which would, if completed, result in (1) any class of outstanding voting securities of the Company being converted into cash or securities of another person resulting in shareholders of the Company holding less than 80% of the equity securities of the resulting entity or (2) all or substantially all of the Company’s assets being sold to any person or group (other than the Investor); or

(iv)             (A) Following consultation with the Company and upon the prior written consent of the Company or invitation of the Board, as applicable, holding securities of the Company in excess of the 9.99% Exception; or (B) upon holding securities of the Company in excess of the 9.99% Exception, acquiring additional securities without the prior written consent of the Company or invitation of the Board solely to the extent that, upon such acquisition of additional securities, the Investor’s Active Equities Group would not beneficially own in excess of 20% of the issued and outstanding shares of Common Stock.

The Investor agrees during the effectiveness of the provisions of this Section 14 not to request the Company (or its representatives), directly or indirectly, to amend or waive any provision of this Section 14 (including this sentence).

(c)               Nothing contained in this Section 14 shall in any way restrict or prohibit any activities of the Investor’s Active Equities Group or any person acting on behalf of the Investor’s Active Equities Group in connection with: (i) exercising any of the Investor’s rights under this Agreement, (ii) privately communicating with Company management, the Chairman of the Board or the lead independent director of the Board in the Investor’s capacity as a shareholder of the Company (including by providing its views privately to Company management, the Chairman of the Board or the lead independent director of the Board on any matter); provided, that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (iii) exercising any voting, dividend or liquidation rights attached to any securities that it may own in accordance with its corporate governance policies and proxy voting guidelines, (iv) disclosing its voting intentions in accordance with normal practices or (v) complying with applicable Laws. Nothing contained in this Section 14 shall in any way restrict or prohibit any actions taken by the CPPIB Board Representative acting solely in his or her capacity as a director of the Company consistent with his or her fiduciary duties as a director of the Company; provided, that such action does not include any public announcement or disclosure by the CPPIB Board Representative.

(d)               The provisions of this Section 14 shall supersede the provisions of Section 5.6 of the Stock Purchase Agreement in their entirety simultaneously with the Closing, and the provisions of Section 5.6 of the Stock Purchase Agreement shall forthwith become null and void.

Section 15.         Confidentiality.

(a)               The Investor agrees that, except as expressly provided elsewhere herein, it will, and (x) will, prior to providing any Confidential Information to its Affiliates and Representatives, cause its Affiliates and Representatives who are to receive or to be given Confidential Information to be subject to undertakings regarding Confidential Information substantially to the effect of the provisions set forth herein and (y) will use its reasonable best efforts to cause its Affiliates and Representatives who have received or are given Confidential Information to, (i) maintain all Confidential Information in strict confidence, using at least the same degree of care in safeguarding the Confidential Information as it uses in safeguarding its own Confidential Information, subject to a minimum standard of commercially reasonable diligence and protection; (ii) restrict disclosure of any Confidential Information solely to its and its Affiliates’ directors, officers, employees, consultants, sources of financing, attorneys, accountants, agents, Affiliates, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information (“Permitted Recipients”) in connection with the Investor’s evaluation, negotiation, financing and/or consummation of the Investment or any additional investments in the Company and/or any dispositions in connection therewith, or in connection with the Investor’s rights pursuant to this Agreement (the “Purpose”); (iii) use all Confidential Information solely for the Purpose; and (iv) make only the number of copies of the Confidential Information necessary to disseminate the Confidential Information to Permitted Recipients and only to the extent necessary to effect the Purpose, with all such reproductions being considered Confidential Information; provided, that all proprietary notices included in or on the Confidential Information are reproduced on all such copies. Notwithstanding anything else in this Section 15(a) to the contrary, references to “Permitted Recipients” shall not include the Portfolio Companies. The Company acknowledges that the directors, officers or employees of the Investor and/or its Affiliates may serve as directors of the Portfolio Companies, and the Company agrees that such Portfolio Companies will not be deemed to have received Confidential Information solely because any such individual serves on the board of such Portfolio Company; provided, that the individual has not provided such Portfolio Company or any other director, officer or employee of such Portfolio Company with Confidential Information.

(b)               The obligations of the Investor under Section 15(a) above shall not apply to information that: (i) was a matter of public knowledge prior to the time of its disclosure under this Agreement or the Stock Purchase Agreement; (ii) became a matter of public knowledge after the time of its disclosure under this Agreement through means other than an unauthorized disclosure by the Investor; (iii) was independently developed or discovered by the Investor or its Permitted Recipients without reference to the Confidential Information of the Company; (iv) the Investor can demonstrate that such information was or becomes available to the Investor or its Permitted Recipients on a non-confidential basis from a third party; provided, that such third party is not, to the Investor’s knowledge, bound by an obligation of confidentiality to the Company with respect to such information; or (v) is required to be disclosed to comply with applicable Law, but only to the extent and for the purposes of such required disclosure and provided, that to the extent practical and permitted by Law, (1) the Company is promptly notified by the Investor in order to provide the Company an opportunity to seek a protective order, and (2) the Investor uses its commercially reasonable efforts, at the sole cost and expense of the Company, to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. Notwithstanding the foregoing, Confidential Information may also be disclosed solely to regulatory authorities pursuant to requests for information in connection with routine supervisory examinations by such regulatory authorities with jurisdiction over the Investor or its Permitted Recipients and not directed at the Company or the Investment (such examinations, “Routine Non-Targeted Regulatory Examinations”), and, solely in case of such Routine Non-Targeted Regulatory Examinations, no notice of disclosure to such regulatory authorities is required to be provided to the Company; provided, that the Investor or its Permitted Recipients, as applicable, informs any such regulatory authority of the confidential nature of the information disclosed to them and to keep such information confidential in accordance with such regulatory authority’s policies and procedures.

(c)               The Investor acknowledges that the Company (or any third party entrusting its own confidential information to the Company) claims ownership of the Confidential Information disclosed by the Company and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information. No option, license, or conveyance of such rights to the Investor is granted or implied under this Agreement. If any such rights are to be granted to the Investor, such grant shall be expressly set forth in a separate written agreement.

(d)               Upon written request of the Company, the Investor shall, at its election, destroy completely or return to the Company all originals and copies of all documents, materials, and other tangible manifestations of Confidential Information, including any summaries thereof, in the possession or control of the Investor. Notwithstanding the foregoing, (i) the obligation to return or destroy Confidential Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices, (ii) copies of the Confidential Information may be retained (x) for audit and enforcement purposes, (y) to the extent prepared for or incorporated into materials prepared for the approval of the Investment in accordance with the Investor’s internal investment approval processes, or (z) to comply with internal record retention practices, policies, and/or procedures, applicable Laws, regulations or professional standards, and (iii) all oral or retained Confidential Information shall remain subject to the confidentiality provisions of this Agreement. Promptly following the receipt of a written request from the Company, the Investor will confirm in writing its compliance with this Section 15(d).

(e)               The Investor operates through a number of different investment departments and investment groups. The investment group that will consummate the Investment under this Agreement is the Investor’s Active Equities Group. The Investor and the Investor’s Active Equities Group shall not share Confidential Information with other investment departments and groups within the Investor for any purpose other than the Purpose. Nothing under this Agreement shall restrict in any way the activities of the investment departments and groups within the Investor that do not receive Confidential Information.

(f)                Nothing contained in this Section 15 shall in any way restrict or prohibit any person acting independently on behalf of the Investor, or require the Investor to take any action (including procuring any restriction on any person) in connection with any investment made on the Investor’s behalf by independent, third-party investment managers with discretionary authority (who are exercising such authority independently on behalf of the Investor), or made by investment funds or other investment vehicles in which the Investor has invested that are managed by independent, third parties; provided, that the individuals or entities performing such activities shall not have access to or knowledge of the Confidential Information and the performing of such activities shall not result from the breach by, or specific direction of, the Investor of this Section 15.

(g)               The provisions of Section 5.7 of the Stock Purchase Agreement shall be superseded in their entirety by this Section 15 simultaneously with the Closing, and the provisions of Section 5.7 of the Stock Purchase Agreement shall forthwith become null and void. The provisions of this Section 15 shall remain effective for so long as the Investor satisfies the 5% Beneficial Ownership Requirement and survive for a period of one year from the date that the Investor ceases to both have a CPPIB Board Representative and a Nomination Right.

Section 16.         Indemnification.

(a)               In the event of any registration of any securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Holder and each other Person, if any, who controls any Holder within the meaning of the Securities Act, and the respective officers, directors, partners, members and employees of any Holder and controlling Persons, from and against any and all losses, claims, damages or liabilities, joint or several, to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, and any other document prepared by the Company and provided to Holders for their use in connection with the registered offering, or arise out of or are based upon the omission or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company will not be liable to an indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in a registration statement, preliminary prospectus or final or summary prospectus or any amendment or supplement thereto or other document, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified Person, specifically for use in the preparation thereof; provided, further, that the foregoing exception shall not apply if such indemnified Person delivered corrected information to the Company in writing no less than two Business Days prior to the Company’s use of such information in any registration statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto.

(b)               In the event of any registration of securities under the Securities Act pursuant to this Agreement, each Holder holding Registrable Securities included in the registration statement for such registration, severally but not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact furnished in writing by or on behalf of such Holder expressly for use in such registration statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission by or on behalf of such Holder to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Holders; provided, however, that any liability or obligation of the Holders under this Section 16(b) shall only apply if, and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission therein made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holders specifically for use in the preparation thereof; provided, further, that this Section 16(b) shall not apply if such Holder delivered corrected information to the Company in writing no less than two Business Days prior to the Company’s use of such information in any registration statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the foregoing, the amount of the indemnity provided by any Holder pursuant to this Section 16 shall not exceed the net proceeds received by such Holder in the related registration and sale of the Registrable Securities.

(c)               Promptly after receipt by a party entitled to indemnification under Section 16(a) or Section 16(b) hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either of such subsections, notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party and it shall so notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it so chooses, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party that it so chooses, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to diligently defend such claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps or (ii) if the defendants in any such action include the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume its own legal defense and otherwise to participate in the defense of such action, with any expenses and fees related to such participation to be reimbursed by the indemnifying party. The indemnity and contribution agreements in this Section 16 are in addition to any liabilities which the indemnifying parties may have pursuant to Law.

(d)               If the indemnification provided for in this Section 16 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, or is insufficient to hold the indemnified party harmless therefrom, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 16, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 16 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 17.         Transfer and Termination of Registration Rights.

(a)               Registration Rights may be transferred in connection with a Transfer of Common Stock to an Affiliate of the Investor in connection with a Transfer permitted by Section 12(b)(1); provided, however, that (a) prior written notice of such assignment of rights is given to the Company and (b) such transferee agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company. For the avoidance of doubt, the Investor may not transfer any of its rights pursuant to Section 2 and Section 3.

(b)               The Registration Rights of any Holder shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

Section 18.         Notices.

All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)               If to the Investor:

CPP Investment Board PMI-2 Inc.
One Queen Street East, Suite 2500
Toronto, Ontario M5C 2W5
Canada
Attention: Wendy Franks
Email: wfranks@cppib.com

with copies to:

CPPIB Legal
Email: legalnotice@cppib.com

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention: Melissa Sawyer
Email: sawyerm@sullcrom.com

(b)               If to the Company:

Essential Utilities, Inc.
762 West Lancaster Ave.
Bryn Mawr, Pennsylvania 19010
Attention: Christopher Luning
Email: CPLuning@essential.co

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, New York 10017
Attention: Roxane F. Reardon

Email: rfreardon@stblaw.com

or to such other address as the Company or the Investor may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 19.         Interpretation of Provisions; Severability.

Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by any party to this Agreement, such action shall be in such party’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 20.         No Waiver; Modifications in Writing.

(a)               No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)               Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Operative Document shall be effective unless in writing and signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 21.         Survival of Provisions.

The provisions of Section 12, Section 14, Section 15 and Section 16 shall remain operative and in full force and effect in accordance with their terms unless the provisions of such Section are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 22.         Entire Agreement.

This Agreement and the Stock Purchase Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the Stock Purchase Agreement with respect to the rights granted by the Company or any of its Affiliates or the Investor or any of its Affiliates set forth herein or therein. This Agreement and the Stock Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 23.         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. All actions arising out of or relating to this Agreement shall be heard and determined in any federal or state court located in the county of New York in the State of New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given in accordance with this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 24.         Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. An executed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

Section 25.         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

Section 26.         Specific Performance.

The parties agree that, to the extent permitted by Law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) the other party shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at Law or in equity.

Section 27.         WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 28.         Effectiveness; Termination.

This Agreement shall be effective as of the Closing Date. Solely prior to Closing, absent mutual written consent of the Company and the Investor, this Agreement shall automatically terminate upon the termination of the Stock Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ESSENTIAL UTILITIES, INC.

By:	/s/ Christopher P. Luning
Name: Christopher P. Luning
Title: EVP, General Counsel and Secretary

[Signature Page to Shareholders Agreement]

CPP Investment Board PMI-2 Inc.

By:	/s/ Michael Koen
Name: Michael Koen
Title: Authorized Signatory

By:	/s/ Wendy Franks
Name: Wendy Franks
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

Schedule 1

Securities to be Purchased by the Investor Pursuant to the Stock Purchase Agreement

1.	21,661,095 shares of Common Stock

Appendix A

Designated Person shall further mean no more than 5 employees of the Investor from time to time designated by the Investor and notified to the Company in writing (and to which the Company has consented as to the identity of each such employee (such consent not to be unreasonably withheld)) and in advance of the receipt of any materials or information by such employee, and which employees are affirmed annually by the Investor in writing, and otherwise updated from time to time, in each case, as applicable, subject to the Company’s consent (such consent not to be unreasonably withheld).